EXHIBIT 99.1

Atwood Oceanics, Inc. Announces New Vice President, Operations
Houston, Texas
January 18, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) Houston-based International Drilling Contractor (the “Company”), announced today that effective February 1, 2011 Mr. Arthur McGinnis (“Mac”) Polhamus will be appointed Vice President, Operations and will be the principal operating officer of the Company.

Mr. Polhamus comes to Atwood after nearly 16 years at Transocean in positions of increasing general management and operations responsibility involving both deepwater and shallow water drilling rigs.  Mr. Polhamus most recently held the position of Managing Director, West Africa South with oversight for offshore drilling operations in Angola, Gabon and Congo.  Before that, he headed the North America Division which, through Transocean’s Gulf of Mexico fleet, encompassed the largest concentration of ultra-deepwater rigs worldwide.  Previously, Mr. Polhamus led the division responsible for jack-up rig operations in the Mediterranean Sea and the Red Sea.  Among other earlier roles, Mr. Polhamus served as the first rig manager of the 5th generation ultra-deepwater rig Cajun Express in the Gulf of Mexico.

Prior to his service with Transocean, Mr. Polhamus was a consultant for Sonat Drilling Services, Inc. and Triton International & Petroleum Engineers, Inc. and also held various positions with Amoco International Oil Company where he started his career.  Mr. Polhamus holds a Bachelor of Science degree in Petroleum Engineering from Tulsa University.

Rob Saltiel, President and Chief Executive Officer, stated, “We are pleased to welcome Mac to the Atwood leadership team as our head of worldwide operations. Mac brings proven technical leadership, extensive experience in deepwater operations and a strong reputation for client service within our industry.  Mac’s appointment strengthens our execution capabilities for our ambitious growth initiatives and underscores our commitment to operational excellence”.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
(281) 749-7902